Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-183045

$550,000,000

1.845% Amortizing First and Refunding Mortgage Bonds,

Series 2015A, Due 2022

SUMMARY OF TERMS

Security:	1.845% Amortizing First and Refunding Mortgage Bonds, Series 2015A, Due 2022 (the “Series 2015A Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$550,000,000

Ratings of Securities*:	Aa3 / A / A+ (Moody’s / S&P / Fitch)

Trade Date:	January 13, 2015

Settlement Date:	January 16, 2015 (T + 3)

Maturity:	February 1, 2022

Benchmark US Treasury:	1.000% due December 15, 2017

Benchmark US Treasury Price:	100-11+

Benchmark US Treasury Yield:	0.875%

Spread to Benchmark US Treasury:	T + 97 bps

Reoffer Yield:	1.845%

Coupon:	1.845%

Coupon Payment Dates:	February 1 and August 1

First Coupon Payment Date:	August 1, 2015

Principal Repayments:	Principal will be repaid in fourteen equal installments of $39,285,714.29 (subject to reduction upon a partial redemption) on February 1 and August 1 of each year, beginning on August 1, 2015.

Public Offering Price:	100.000%

Optional Redemption:	Callable at any time, in whole or in part, at a “make whole” premium of 15 bps.

CUSIP/ISIN:	842400 GF4 / US842400GF40

Joint Book-running Managers:

Citigroup Global Markets Inc. (“Citigroup”)

J.P. Morgan Securities LLC (“J.P. Morgan”)

Barclays Capital Inc. (“Barclays”)

Mitsubishi UFJ Securities (USA), Inc.

UBS Securities LLC

RBS Securities Inc.

Wells Fargo Securities, LLC

Co-managers:	SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc. The Williams Capital Group, L.P.

Apto Partners, LLC Drexel Hamilton, LLC Great Pacific Securities Guzman & Company Lebenthal & Co., LLC MFR Securities, Inc. Mischler Financial Group, Inc. SL Hare Capital, Inc.

Concurrent Offerings:

$325,000,000 2.400% First and Refunding Mortgage Bonds, Series 2015B, Due 2022 (the “Series 2015B Bonds”)

$425,000,000 3.600% First and Refunding Mortgage Bonds, Series 2015C, Due 2045 (the “Series 2015C Bonds”)

The settlement of the Series 2015A Bonds is not contingent on the settlement of either of the concurrent offerings.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Citigroup, J.P. Morgan or Barclays can arrange to send you the prospectus if you request it by calling Citigroup at 1-800-831-9146, J.P. Morgan at 1-212-834-4533 or Barclays at 1-888-603-5847.